Exhibit 99.1

NEWS RELEASE

For Release: Wednesday, July 30, 2014, 4:30 pm Central Time	Contact:	Vascular Solutions, Inc.
Howard Root, CEO
HRoot@vasc.com
(763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES SETTLEMENT
OF PATENT LAWSUIT WITH BOSTON SCIENTIFIC

MINNEAPOLIS, Minnesota  --  Vascular Solutions, Inc. (Nasdaq: VASC) today announced that it has reached a settlement of its patent lawsuit with Boston Scientific Corporation (NYSE: BSX) relating to patents in the area of coronary guide extension catheters.

Vascular Solutions filed the original lawsuit in U.S. District Court for the District of Minnesota in May 2013, alleging that Boston Scientific infringed three patents owned by Vascular Solutions related to rapid exchange guide extension technology by manufacturing and selling its Guidezilla guide extension catheter.  Boston Scientific filed a counterclaim in July 2013, alleging that Vascular Solutions infringed a patent owned by Boston Scientific related to rapid exchange guide extension technology by manufacturing and selling its GuideLiner guide extension catheter.  As part of the settlement agreement, all litigation between the two parties related to guide extension will be dismissed.  The terms of the settlement are confidential.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of more than 80 products in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products to interventional cardiologists, interventional radiologists, electrophysiologists, and vein specialists through its direct U.S. sales force and international independent distributor network.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2013 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, lack of sustained profitability, exposure to intellectual property claims, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, doing business in international markets, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vasc.com.
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